Exhibit (h)(2)

SUB-ADMINISTRATION AGREEMENT

THIS AGREEMENT is made effective as November 15, 2021, by and between U.S. Bancorp Asset Management, Inc., a Delaware corporation (“USBAM”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (the “Sub-Administrator”).

WHEREAS, USBAM has entered into an administrative services agreement (“Administration Agreement”) for the provision of administrative and other services with First American Funds Trust (the “Trust”), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of several series of shares of beneficial interest; and

WHEREAS, as permitted by Article 2 of the Administration Agreement, USBAM desires the Sub-Administrator to provide, and Sub-Administrator is willing to provide, administrative and other services as set forth herein to each of the separately managed portfolios of the Trust now or hereafter created (the “Portfolios”), on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, USBAM and the Sub-Administrator hereby agree as follows:

1. Retention of the Sub-Administrator. USBAM hereby retains the Sub-Administrator to act as the Sub-Administrator of the Portfolios and to furnish the Portfolios with the administrative and other services set forth in Section 2 below. The Sub-Administrator hereby agrees to perform the duties set forth below.

The Sub-Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent USBAM in any way and shall not be deemed an agent of USBAM.

2. Administrative Services. For the compensation set forth in Section 4 hereof, the Sub-Administrator shall perform administrative and other services in connection with the operations of the Portfolios, as set forth on Schedule A hereto as such schedule may be amended from time to time by agreement of the parties. In addition, on behalf of the Trust, the Sub-Administrator will monitor and review the performance of the Trust’s vendors, if requested by USBAM.

On a monthly basis, the Sub-Administrator shall submit a written report to USBAM concerning the performance of its obligations under this Agreement, including the accuracy and timeliness of the various services provided pursuant to this Agreement (the “Service Standards Report”). The Service Standards Report shall include such measures as are agreed to by the parties from time to time.

In addition, the Sub-Administrator agrees to make such reports and presentations to the Board of Trustees as may be reasonably requested from time to time.

3. Allocation of Charges and Expenses. The Sub-Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Sub-Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are officers or employees of the Sub-Administrator; provided, however, that unless otherwise specifically provided, the Sub-Administrator shall not be obligated to pay the compensation of any employee of the Sub-Administrator retained by the Trustees of the Trust to perform services on behalf of the Trust.

4. Compensation of the Sub-Administrator.

(A) Sub-Administration Fee. Sub-Administrator shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Schedule B hereto (as amended from time to time by consent of both parties to this Agreement). Sub-Administrator shall also be reimbursed for such miscellaneous expenses as set forth on Schedule B hereto as are reasonably incurred by Sub-Administrator in performing its duties hereunder. The parties acknowledge that they are under the control of a common corporate parent and that the fees paid pursuant to this agreement will change from time to time as the needs of the parties and their corporate parents change.

(B) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. Limitation of Liability of the Sub-Administrator. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Section 5, the term “Sub-Administrator” shall include directors, officers, employees and other corporate agents of the Sub-Administrator as well as that corporation itself.)

So long as the Sub-Administrator acts in good faith and with due diligence and without negligence, USBAM assumes full responsibility and shall indemnify the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Sub-Administrator’s relationship with USBAM, including the Sub-Administrator’s actions taken or nonactions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited; provided, however, that in the event that it is ultimately determined that indemnification is not warranted, any such amounts advanced hereunder shall be repaid. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case USBAM may be asked to indemnify or hold the Sub-Administrator harmless, USBAM shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Sub-Administrator will use all reasonable care to identify and notify USBAM promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against USBAM.

USBAM shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If USBAM elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by USBAM and satisfactory to the Sub-Administrator, whose approval shall not be unreasonably withheld. In the event that USBAM elects to assume the defense of any suit and retain counsel, the Sub-Administrator shall bear the fees and expenses of any additional counsel retained by it. If USBAM does not elect to assume the defense of a suit, it will reimburse the Sub-Administrator for the reasonable fees and expenses of any counsel retained by the Sub-Administrator.

The Sub-Administrator may apply to USBAM at any time for instructions and may consult outside counsel for USBAM or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Sub-Administrator’s duties, and, except for such actions or omissions constituting negligence, the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith and in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

6. Activities of the Sub-Administrator. The services of the Sub-Administrator rendered to USBAM shall not be deemed to be exclusive. The Sub-Administrator is free to render such services to others and to have other businesses and interests.

7. Term and Termination.

(A) Term. The term of this Agreement, unless sooner terminated as specified herein, shall commence on November 15, 2021 and shall remain in effect for one year from the date thereof (the “Initial Term”). This Agreement shall automatically renew for successive one year terms upon renewal of the Administration Agreement between

USBAM and the Trust. This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for “cause,” in accordance with paragraph (B) or paragraph (C) below. Written notice of nonrenewal must be provided at least ninety (90) days prior to the end of the Initial Term (as extended if applicable). In addition, this Agreement shall immediately terminate upon USBAM’s termination as Administrator of the Trust.

(B) Termination by USBAM For Cause. This Agreement shall be terminable by USBAM by delivery of not less than ninety (90) days’ advance written notice to the Sub-Administrator: (i) in the event of the Sub-Administrator’s bankruptcy or insolvency; (ii) in the event of a conviction of the Sub-Administrator for corporate criminal activity; (iii) in the event of a material breach of this Agreement on the part of the Sub-Administrator which breach is not cured within forty five (45) days after written notice is received by the Sub-Administrator specifying the nature of such breach.

(C) Termination by Sub-Administrator For Cause. This Agreement shall be terminable by the Sub-Administrator by delivery of not less than ninety (90) days’ advance written notice to USBAM: (i) in the event of USBAM’s bankruptcy or insolvency; (ii) in the event of a conviction of USBAM for corporate criminal activity; (iii) in the event of a material breach of this Agreement on the part of USBAM which breach is not cured within forty five (45) days after written notice is received by USBAM specifying the nature of such breach.

(D) Conversion Costs. In the event the Sub-Administrator is terminated for cause or terminates this Agreement other than for cause, the Sub-Administrator shall reimburse USBAM for reasonable out of pocket expenses related to USBAM’s conversion process, including the cost of transferring the Trust’s records to a successor sub-administrator. The Sub-Administrator agrees to assist USBAM with the transfer of records in a diligent and professional manner.

8. Amendments and Assignment. This Agreement may be amended or modified only by a writing signed by both parties. This Agreement may not be assigned, as that term is defined in the 1940 Act, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

9. Certain Records. The Sub-Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Sub-Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Sub-Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to USBAM or the Trust on request.

In case of any request or demand for the inspection of such records by another party, the Sub-Administrator shall notify USBAM and follow USBAM’s instructions as to permitting or refusing such inspection; provided that the Sub-Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) USBAM has agreed to indemnify the Sub-Administrator against such liability.

10. Definitions of Certain Terms. The terms “interested person” and “affiliated person”, when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

11. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party to the last address furnished by the other party for such purpose.

12. Governing Law and Arbitration. This Agreement shall be construed in accordance with the laws of the state of Minnesota without reference to the choice of law doctrine of such state and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

14. Entire Agreement. This Agreement, including all Schedules hereto, as the same may be amended from time to time, shall constitute the entire agreement and understanding between the parties concerning the subject matter hereof, and shall supersede and terminate all prior written and oral agreements, proposals, promises, and representations of the parties regarding the subject matter hereof. If any provision of this Agreement shall be held to be unenforceable, illegal or invalid, the remainder of this Agreement shall not be effected.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                       U.S. BANCORP ASSET MANAGEMENT, INC.

                                       By: /s/ Jill M. Stevenson

                                           Jill M. Stevenson

                                       Title: Head of Operations and Mutual Fund Treasurer

                                       U.S. BANCORP FUND SERVICES, LLC

                                       By: /s/ Anita Zagrodnik

                                           Anita Zagrodnik

                                       Title: Senior Vice President

SCHEDULE A

ADMINISTRATION/ACCOUNTING SERVICES

LIST OF DUTIES/RESPONSIBILITIES

as of November 15, 2021

Compute the Trust’s yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

Prepare necessary data information needed for the completion of Prospectuses, Statements of Additional Information, registration statements and proxy materials. This includes, but is not limited to, fees and expenses, financial highlights, returns, commissions, broker/dealer information, 5% shareholders and net asset value per share detail;

Obtain portfolio security valuations from sources approved by the Trust’s Board of Trustees;

Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares) as may be necessary or desirable to register the Trust’s shares with state securities authorities, monitor sales of Fund shares for compliance with state securities laws, and file with the appropriate securities authorities the registration statements and reports for the Trust and its shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and its shares with state securities authorities to enable the Trust to make a continuous offering of its shares;

Prepare initial drafts of annual and semi-annual shareholder reports and monthly filings on Form MFP including creating the necessary trial balances and supporting internal control documentation including signed-off review checklists, schedules and reconciliations to support the respective filings;

Maintain the Trust’s general ledger including the tracking and validation of income and expense accruals, record daily portfolio transactions received from USBAM and daily shareholder activity, prepare the Trust’s financial statements, determine the daily net asset value of each Portfolio, and provide for the payment of dividends and other distributions to shareholders;

Perform cash processing, record shareholder activity, perform daily reconciliation with the Trust’s custodian and transfer agent and identify any discrepancies and resolve them in a timely manner or bring such discrepancies to the attention of USBAM;

Calculate performance data of the Trust and the Portfolios for dissemination to information services covering the investment company industry;

Prepare the filing of the Trust’s tax returns including detailed schedules and supporting documentation;

Calculate required ordinary income and capital gain distribution schedules including ” qualified dividend income” percentages, capital gain designation and any book-to-tax reconciliations;

Provide reports as reasonably requested by USBAM for reporting needs on a daily, weekly and monthly basis; and

Monitor and advise the Trust and the Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended.

Schedule B to the Sub-Administration Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at
November 15, 2021

Annual Fee Based Upon Average Net Assets per Fund Complex

.90 basis points on the first $25 billion

.85 basis points on the next $25 billion

.80 basis points on the balance

Services Included in Annual Fee Per Fund

■    Advisor Information Source – On-line access to portfolio management and compliance information.

■    Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

■    U.S. Bank Legal Administration (e.g., registration statement update)

■    CoreTax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Annual Base Fee

$1,000 per CUSIP

Money Market Funds – Multiple NAV Strike Adjustment

Two to Four NAV Strikes: 20% increase in basis points charge on Institutional Prime Obligations Fund balance

Chief Compliance Officer Support Fee

$3,000 per year, per service line

Data Services

Pricing Services

■    $0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps

■    $0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

■    $0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

■    $0.90 – Interest Rate Swaps, Foreign Currency Swaps

■    $1.00 – Bank Loans

■    $1.50 – Swaptions, Intraday money market funds pricing, up to 3 times per day

■    $3.00 – Credit Default Swaps

■    $500 per Month Manual Security Pricing (>25per day)

Pricing Services – Intraday Pricing Funds (Price based on 2-3 strikes; additional strikes priced separately)

■    $1.00 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds, Money Market Instruments

■    $1.50 – CMOs, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Fund Administration and Fund Accounting Services Fee Schedule at November 15, 2021
(continued)

Corporate Action and Factor Services (security paydown)

■ $2.00 per Foreign Equity Security per Month

■ $1.00 per Domestic Equity Security per Month

■ $2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

■ $1 per security per month for fund administrative data

SEC Modernization Requirements

■    Form N-CEN – $250 per year, per Fund

Fund Administration Reporting

■ Clear Portfolio: $850 per fund annual charge

■ Confluence N-MFP: $4,000 per fund annual charge

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.